21        Subsidiaries of Enova

                                        Jurisdiction of
Subsidiaries                            Incorporation       D/B/A
-----------------------------------     ---------------     ------------------

Pego Systems, Inc.                      California          Pego Systems, Inc.

Electronic Components Systems, Inc.     Arizona             ECS, Inc.